                                                               Exhibit 10(rr)

                  ALLIANCE MANUFACTURING AND SUPPLIER AGREEMENT

      This Manufacturing and Supplier Agreement (this "Agreement") is made and entered into as of May 19, 2000 (the "Effective Date") by and between Alliance Pharmaceutical Corp., a New York corporation ("Alliance") and PFC Therapeutics, LLC, a Delaware limited liability company ("PFC").

                                    RECITALS

      WHEREAS, Baxter Healthcare Corporation ("Baxter") and PFC are entering into a Marketing and Distribution Agreement, dated as of May 19, 2000 (the "Marketing Agreement"), whereby an Affiliate of Baxter will engage in the distribution and commercialization of products capable of transporting oxygen in therapeutic effective amounts in the bloodstream for all medical uses, including perflubron-based emulsion (the "Product");

      WHEREAS, in conjunction with the Marketing Agreement, Alliance intends to manufacture the Product;

      WHEREAS, PFC desires to purchase on a continuing basis, and Alliance desires to manufacture and sell on a continuing basis, the Product; and

      WHEREAS, to avoid repetitive negotiations, PFC and Alliance desire to enter into this Agreement establishing the terms and conditions which will be applicable to each and every purchase and sale of the Product.

                                    ARTICLE I
                                   DEFINITIONS

      Affiliate shall mean any entity controlling, controlled by, or under common control with a person or other entity. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity or through the ownership of at least 40% of the voting securities of a person or entity.

      Baxter means Baxter Healthcare Corporation and its Affiliates.

      Baxter Manufacturing Agreement shall mean the Baxter Manufacturing and Supplier Agreement dated as of May 19, 2000, between PFC and Baxter, whereby Baxter will manufacture and supply the Product for distribution within the Territory.

      Components shall mean all containers and closures as well as all packaging Components, labels and labeling necessary for the manufacture of the Product as finished goods, as agreed upon by the parties.

      FDA means the United States Food & Drug Administration and, when appropriate herein, shall also mean any corresponding regulatory agency in any country.


* Indicates confidential information which has been omitted and filed separately with The Securities and Exchange Commission.

      First Commercial Sale shall mean the first sale to a third party of the Product anywhere in the world under the approval of appropriate governmental agencies (if any) for distribution and sale of such Product.

      Materials shall mean all raw materials used in the formulation of the Product necessary for the manufacture of the Product as finished goods.

      NDA shall mean a New Drug Application and all supplements submitted to the FDA by Alliance, including all documents, data and other information concerning the Product which are necessary for or included in FDA approval to market the Product as more fully defined in 21 C.F.R. ss.ss.314.5 et seq., as well as equivalent submissions to the appropriate health authorities in other countries, provided further that with respect to the European Union, such application is to be under the E. U. Centralized Procedure.

      Operating Agreement shall mean the Limited Liability Operating Agreement of PFC Therapeutics, LLC dated May 17, 2000, between Alliance and Baxter.

      Product shall mean all injectable perfluorochemical based emulsions capable of transporting oxygen in therapeutic effective amounts in the bloodstream for all medical uses, including therapeutic and diagnostic, which have been evaluated, developed and/or acquired prior to this Agreement or will be evaluated, developed and/or acquired during this Agreement, and all Product Know-How, Product Inventions, Product Patents and Product trademarks related thereto, together with all enhancements, modifications, revisions, developments, improvements and Subsequent Applications thereto, to the extent owned by, licensed to or controlled by PFC.

      Product Invention shall mean a patentable invention or discovery related to the Product that is solely owned by PFC, or which PFC has the right to control the use of through a license or otherwise.

      Product Know-How shall mean designs, plans, specifications, methods, systems, clinical data, processes, compositions, techniques and other technical information or documentation, whether patentable or not, that is solely owned by PFC, or which PFC has the right to control the use of through a license or otherwise, relating to the Product.

      Product Patent(s) shall mean all United States and foreign patent applications and patents that relate to the Product, owned by PFC or licensed to PFC, including any continuations, divisions, reissues, re-examinations and all foreign counterparts thereof.

      Specifications shall mean each of the specifications for each of the Products as agreed to in writing by the parties.

      Subsequent Applications has the definition given to it in the Operating Agreement.

      Territory shall have the meaning ascribed to it in Section 1.18 of the License Agreement dated May 19, 2000 between Alliance and PFC.

                                   ARTICLE II
                               MANUFACTURING RIGHT

      2.1 Right to Manufacture. Subject to Section 6.2(a) below, PFC hereby grants to Alliance a co-exclusive license (co-exclusive with the license granted to Baxter under the Baxter Manufacturing Agreement) to manufacture the Product for distribution within the Territory. No rights or licenses with respect to the Product, Product Patents, Product Know-How or Product Inventions are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement. Should Baxter exercise its right to manufacture the Product for distribution within the Territory pursuant to
Section 2.2 of the Baxter Manufacturing Agreement, this Agreement will terminate in accordance with Article 6, and Baxter will hold the exclusive license to manufacture the Product for distribution within the Territory.

      2.2 Right to Sublicense. Alliance has the right to grant sublicenses under this Agreement to a third party to manufacture the Product for distribution within the Territory; provided, however, that Alliance must obtain the written consent of Baxter, which consent will not be unreasonably withheld, prior to granting such sublicense to a third party. Any sublicenses granted hereunder shall terminate in the event this Agreement is terminated.

                                   ARTICLE III
                                 SUPPLY SERVICES

      3.1 Supply of Product. Alliance shall use commercially reasonable efforts to supply and sell to PFC the Product under the Baxter label, subject to the reasonable capacity of Alliance's existing facility located at 3040 Science Park Road, San Diego, California. PFC shall provide Alliance with approved label copy and packaging (collectively "Packaging and Labeling") for the Product, including any amendments thereto. PFC shall retain title and ownership of all labels and labeling supplied by PFC. Alliance, at its own expense, shall be responsible for reproducing the Packaging and Labeling, either directly or through a subcontractor, in accordance with the PFC approved Packaging and Labeling. Alliance shall, at its own expense, be responsible for packaging and labeling the Product.

      3.2 Forecasts and Orders. PFC, either directly or through its designee, agrees to forecast demand and issue purchase orders for Product in accordance with the procedures set forth under Section 3.3. Alliance shall deliver the Product ordered for the first two (2) months of this Agreement on the delivery date requested by PFC. Thereafter, Alliance shall deliver the Product in accordance with the demand schedule submitted by PFC as set forth in Section 3.3.

      3.3 Demand Schedule. Commencing on a date to be agreed by the parties, PFC or its designee shall provide Alliance monthly with a twelve (12) month rolling forecast ("Demand Schedule") for each presentation of the Product. The first three (3) months of the first two Demand Schedules shall constitute firm PFC purchase orders. Commencing with the third Demand Schedule, the first two (2) months of the Demand Schedule shall reflect PFC's firm purchase orders communicated by previous Demand Schedules and a firm PFC purchase order for the next succeeding (third) month. PFC shall be obligated to purchase 100% of each issued purchase order. The remainder of the Demand Schedule shall be for planning purposes only.

Except for orders appearing in month one (1) of a Demand Schedule, Alliance will make reasonable efforts to reschedule firm orders to accommodate changing demand patterns within the market place.

      3.4 Orders in Excess of Forecast. Alliance shall make commercially reasonable efforts to deliver quantities of the Product that are ordered by PFC and that are in excess of PFC's firm orders made pursuant to Section 3.3.

      3.5 Delivery Terms. Alliance agrees to deliver the Product to PFC F.O.B. destination as designated by PFC. Alliance and PFC will cooperate in selecting appropriate carriers. The Product shall be stored and shipped in accordance with label and FDA approved storage conditions.

                                   ARTICLE IV
                        WARRANTY, MANUFACTURING STANDARDS
                             AND QUALITY ASSISTANCE

      4.1 Product Warranty. Alliance warrants that the Product delivered to PFC under this Agreement shall, at the time of delivery, (i) conform to the Specifications, (ii) conform to all additional product specifications mutually agreed upon for product attributes and possible cross contaminants resultant from common equipment and facilities utilized in the manufacturing of the Product and other products manufactured by Alliance, and (iii) Alliance's production of the Product shall be conducted in accordance with current U.S. Good Manufacturing Practices as listed in 21 CFR 211. Alliance further warrants and guarantees that, as of the date of each delivery hereunder to PFC, and until its date of expiration, the Product, whether for intended sale in the United States or elsewhere, shall comply with the provisions of the United States Food, Drug and Cosmetic Act, and such Product shall not, when delivered, be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act. To the extent that the regulatory provisions of a country in the Territory are different from those of the United States, PFC shall be responsible for identifying those differences and the parties shall discuss an equitable modification to the foregoing warranties with respect to the Product to be sold in any such country. PFC shall promptly amend the Specifications necessary to comply with the regulatory provisions in such country. Alliance agrees that no more than three (3) months of the total approved shelf life for each dosage form of the Product shall have expired upon delivery of such Product to PFC, except with respect to batches of Product as to which investigative testing or re-testing is required in accordance with Section 4.3 below. Products shall not be misbranded provided they are labeled in accordance with PFC's instructions. Alliance does not warrant any Product not stored or shipped by PFC in accordance with the Specifications.

      4.2 Product Inspection. Alliance will test and inspect each lot of Product for compliance with Specifications prior to release and shipment to PFC or its designee. After receipt, PFC or its designee shall test and inspect each lot, as PFC or its designee deems appropriate, of Product for compliance to Specifications. If within forty-five (45) days after receipt of a lot of Product by PFC or its designee PFC or its designee notifies Alliance in writing that such lot does not meet the Specifications as determined by PFC's or its designee's testing and inspection of the Product, Alliance shall replace the Product (subject to Section 4.3 below) at Alliance's expense (such expense to include the cost of Components and Materials) within forty-five (45) days of such notice. Alliance shall pay for shipping charges to deliver such replacement Product to PFC or its designee. A non-conforming Product shall, upon mutual agreement by Alliance and PFC, either (1) be returned to Alliance within a reasonable period of time or
(2) be destroyed by PFC at Alliance's expense.

      4.3 Disputes with Respect to Rejection. If Alliance disputes PFC's right to reject all or part of any shipment of the Product as set forth in Section 4.2 hereof, and such dispute is not resolved by mutual agreement between the parties within sixty (60) days of PFC's notice of rejection, such dispute shall be resolved by an independent FDA approved testing organization or consultant of recognized repute within the U.S. pharmaceutical industry mutually agreed upon by the parties, the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of such testing entity with respect to PFC's rejection of the shipment or portion thereof shall be final and binding upon the parties, but only as to the reasons given by PFC in rejecting the shipment or portion thereof and shall have no effect on any matter for which said entity did not render a determination. The fees and expenses of the third party making the determination shall be paid by the party against which the determination is made.

      4.4 Master Formula. The composition of the Product will be as stated in the applicable approved Product NDA or the applicable regulatory approval for such Product.

      4.5 Manufacturing and Packaging Instruction and Procedures. The Product will be manufactured and packaged as stated in the applicable approved Product NDA or the applicable regulatory approval for Product. Original Product master manufacturing and packaging procedures to be set forth in the Product master batch records shall be mutually approved by the parties.

      4.6 Change Control. Alliance will notify PFC or its designee in writing of any proposed change to Materials or Components of the Product, process specifications and/or controls, as well as third party contractors, equipment or facilities or analytical methodology utilized for the manufacturing, packaging and/or analytical evaluation of the Product. Any such change must be agreed upon and approved in writing by PFC prior to implementation or submission to regulatory authorities for approval. Changes in the prescribing information (package insert) and labeling shall be the responsibility of PFC or its designee.

      4.7 Batch Records. Records which include the information relating to the manufacturing, packaging and quality operation for each lot of the Product shall be prepared by Alliance at the time at which such operations occur. The records shall include, but are not limited to, the following documentation: manufacturing, Materials and Components charge-in records; mixing and fillings records; packaging component charge-in records; packaging records; container and component traceability records; equipment usage records; in-process and final laboratory testing results; in-process and final product physical inspection results; yield reconciliation for bulk and finished product; label samples; labeling control records; as well as documentation listing any deviations and/or excursions from approved procedure (as well as the Alliance investigation and corrective actions) incurred during the processing and packaging of the lot. The original documents for each lot may be reviewed by PFC at its request when auditing the Alliance site of manufacture of the Product.

      4.8 Batch Document to be Included With Each Shipment of Product to PFC. The minimum batch documentation required to be included with each lot of Product shipped to PFC or its designee is a packaging bill of material and copies of certificate of analysis for each lot. The certificate of analysis, signed by the responsible quality official, must include the numerical results, if applicable, for each test (chemical, microbiological and bacteriological) performed to assure results are in compliance with Product Specifications, as well as a statement that subject lot was produced in accordance to the applicable NDA and in compliance with all applicable Good Manufacturing Practice requirements.

      4.9 Chemical and Packaging Component Inspection and Release. Alliance shall test, inspect and release Materials and Components used in the manufacture of the Product. PFC shall supply approved masters for labels, package inserts and labeling to Alliance to be utilized for the Product supplied hereunder. Alliance shall inspect and release all labels, package inserts, and labeling utilized for the Product for conformance with such approved masters. Alliance shall test, inspect and release all other packaging Components for compliance with Specifications.

      4.10 Retention Sample. Alliance is responsible for storing and maintaining retention samples of finished Product from each lot to meet regulatory requirements. Alliance is responsible for storing and maintaining retention samples of each lot of Material utilized in the manufacture of the Product in accordance with all regulatory and FDA Good Manufacturing Practices ("GMP").

      4.11 Product Complaints. If Alliance holds the NDA, Alliance or its designated distributors shall correspond with complainants on all product complaints associated with the Product and shall file any Drug Adverse Reaction Experience Reports associated with the Product as required under 21 CFR 314.80 or by equivalent foreign regulations in countries outside the United States. If Alliance holds the NDA, complaints received associated with the Product which may require an NDA Field Alert Report as specified under 21 CFR 214.81 shall be handled by Alliance or its designated distributors. Copies of any Drug Adverse Reaction Experience Reports and NDA Field Alert Reports or foreign equivalents shall be promptly forwarded to PFC by Alliance, except that when PFC in its capacity as a licensor of the Product under this arrangement with Alliance receives such reports in the first instance, it shall forward the same promptly to Alliance. If Alliance holds the NDA, PFC or its designee shall assist Alliance in investigating Product complaints by analyzing Product and Components to determine the cause, if any, of an alleged Product manufacturing defect or failure. PFC or its designee shall also assist Alliance in the investigation of any adverse drug events when such adverse events are believed to be attributable to the Product. If Alliance does not hold the NDA, Alliance or its designee shall assist the holder of the NDA in investigating Product complaints by analyzing Product and Components to determine the cause, if any, of an alleged Product manufacturing defect or failure. Alliance or its designee shall also assist the holder of the NDA in the investigation of any adverse drug events when such adverse events are believed to be attributable to the Product. If Alliance holds the NDA, Alliance shall diligently work to provide a written report of its determination within thirty (30) days from receipt of a written request and samples of the involved Product. If Alliance does not hold the NDA, Alliance shall be responsible to ensure that PFC receives samples of the Product to be investigated. In the event that Alliance determines that any reasonable additional physical, chemical, biological, or other evaluation should be conducted in relation to an adverse drug event or Product complaint, Alliance shall so advise PFC. If Alliance holds the NDA, Alliance shall conduct the necessary evaluations and advise PFC of the results. Additional evaluations requested by PFC or its designee and not otherwise required by regulation or not otherwise carried out by Alliance in the usual course of its investigation under its applicable standard operating procedures (SOPs) for complaints will be at the expense of PFC.

      4.12 Process Validation. Alliance shall validate all processes, equipment, utilities facilities and computers utilized in the manufacture packaging, storage, testing and release of the Product for regulatory submissions and commercial sale in conformance with all current FDA and other applicable regulatory authority guidelines and regulations. Alliance shall be responsible for and shall ensure that all validated systems are maintained according to FDA guidelines and that all required periodic revalidation's are performed according to FDA guidelines. PFC shall reserve the right to review and approve all process, utility, equipment and computer validation master validation plans and/or the corresponding protocols prior to execution of such validation. PFC reserves the right to review the results of all related validation studies.

      4.13 Regulatory Visits.

            (a) Alliance shall notify PFC within 24 hours in the event of any FDA or other regulatory authority inspection or query regarding the Product. In the event of an inspection by the FDA or any applicable regulatory authority which results in a concern by the FDA or applicable regulatory authority specifically related to the Product, then PFC through its designee will be notified immediately of such concern. Alliance and PFC shall cooperate in resolving the matter with the FDA or the applicable regulatory authority.

            (b) PFC shall notify Alliance within 24 hours in the event of any FDA or other regulatory authority inspection or query regarding the Product. In the event of an inspection by the FDA or any applicable regulatory authority which results in a concern by the FDA or applicable regulatory authority specifically related to the Product, then Alliance through its designee will be notified immediately of such concern. PFC and Alliance shall cooperate in resolving the matter with the FDA or the applicable regulatory authority.

      4.14 Compilation and Maintenance of Books and Records. Alliance shall make available to PFC all reasonably requested records and information compiled or generated in connection with Alliance's manufacturing of the Product under this Agreement, including, but not limited to, batch records prepared under Section 4.7, Component inspections performed under Section 4.9, retention samples kept under Section 4.10, process validation reports prepared under Section 4.12, inventory and production reports indicating quantities of the Materials, work in process and finished goods of the Product on hand at the beginning of each PFC accounting period, quantities of finished goods of Product produced during such PFC accounting period, and quantities of Materials, work in process, and finished goods of Product on hand at the end of such accounting period.

      4.15 Audits. PFC has the right to inspect the facilities of Alliance and to audit the books and records pertaining to the manufacture and supply of the Product under this Agreement.

      4.16 Regulatory Submissions and Approval; Product Recall. The respective responsibilities of the parties concerning the submission of the Product to appropriate regulatory authorities and product recall are set forth in the Operating Agreement.

      4.17 Third-Party Manufacturers. To the extent that Alliance uses a third party manufacturer for the Product, then Alliance shall monitor such third party manufacturer and use reasonable efforts to ensure that it is in compliance with the manufacturing standards set forth in this Agreement. Subsequent to the execution of this Agreement, Alliance shall comply with the provisions of
Section 4.6 prior to any additional use of a third party manufacturer for the Product. Alliance shall use reasonable efforts to ensure that any third party manufacturer complies with the inspection, monitoring and audit rights with respect to such third party's manufacturing facilities and provides to PFC all records that relate to the Product.

                                    ARTICLE V
                                PRICE AND PAYMENT

      5.1 Price. All purchases by PFC of the Product under this Agreement shall be at the prices determined pursuant to Exhibit AA to this Agreement.

      5.2 Payment. Except to the extent otherwise agreed to by the parties, payment of invoiced amounts shall be due within thirty (30) days of the date Alliance's invoice is received by PFC. Payment shall be made by check or wire transfer to an account designated by Alliance. All payments due under this
Article 5 but not paid by PFC on the due date thereof shall bear interest at the monthly rate which is the lesser of: (i) one and one half percent (1-1/2%) of the amount due; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue at such rate on a monthly basis on the balance of unpaid amounts outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

                                   ARTICLE VI
                              TERM AND TERMINATION

      6.1 Term. This Agreement shall take effect as of the date first written above and shall continue in force until termination of the Operating Agreement.

      6.2 Termination Upon Baxter Election. Notwithstanding the provisions of
Section 6.1 above, the co-exclusive license to manufacture the Product granted to Alliance hereunder shall terminate in the event that Baxter exercises its option to manufacture the Product for distribution in the Territory in accordance with Section 2.2 of the Baxter Manufacturing Agreement. If Baxter so exercises its option, Alliance's co-exclusive manufacturing rights with Baxter shall continue for a period of time as determined by PFC in order to permit Baxter to "ramp up" production of the Product. After such time, Alliance will have no rights, and may not grant rights to a third party, to manufacture or supply the Product for distribution in the Territory.

                                   ARTICLE VII
                                 INDEMNIFICATION

      7.1 Indemnification by Alliance. Alliance agrees to indemnify, defend and hold harmless PFC, its affiliates and their respective employees against any and all third party claims, including claims made against PFC by any of its distributors, losses, damages and liabilities, including reasonable attorney's fees, incurred by any of them arising out of any breach of any obligation by Alliance hereunder or any misrepresentation by Alliance hereunder or any negligent or intentionally wrongful act or omission by Alliance in connection with its manufacturing and supply services hereunder. Alliance shall not be responsible for indemnifying PFC against claims for lost profits, consequential or indirect damages with respect to the Product.

      7.2 Indemnification by PFC. PFC agrees to indemnify, defend and hold harmless Alliance, its affiliates and their employees against any and all third-party claims, losses, damages and liabilities, including reasonable attorney's fees, incurred by any of them arising out of any breach of any obligation by PFC hereunder or any misrepresentation by PFC hereunder or any negligent or intentionally wrongful act or omission of PFC in connection with the Product.

      7.3 Procedure. If PFC, its affiliates or their respective employees, or Alliance, its affiliates or their respective employees (in each case an Indemnified Party) receive any written claim which such Indemnified Party believes is the subject of indemnity hereunder by Alliance or PFC as the case may be (in each case an "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party unless the Indemnifying party demonstrates that the defense of such claim is prejudiced by such failure. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim, at its cost, with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but at the cost of the Indemnifying Party. If the Indemnifying Party so assumes such defense, it shall have absolute control of the conduct of the litigation; the Indemnified Party may, nevertheless, participate therein through counsel of its choice and at its cost. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

                                  ARTICLE VIII
                                    INSURANCE

      8.1 Insurance. Alliance shall carry comprehensive general liability insurance, including product liability insurance against claims for bodily injury or property damage in an amount of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate. Such policy shall be endorsed to include the following: (a) the policies shall provide for thirty (30) days notice to the other party of cancellation before such cancellation takes effect; and (b) contractual liability including liability arising from this Agreement. Alliance shall carry the insurance coverage set forth herein during the term of this Agreement and for five (5) years following termination of this Agreement. Such insurance shall be with insurance companies licensed to do business in California and the insurers shall have a Best's Insurance rating of A-:VIII or better.

                                   ARTICLE IX
                            TRADENAMES AND TRADEMARKS

      9.1 Rights Regarding Product Trademarks. The name and mark (or successor name and mark) with respect to the Product for distribution within the Territory shall be selected and owned exclusively by Baxter. Alliance and its Affiliates have no right to use any of such names and marks on the Product unless explicitly granted such right by PFC.

      9.2 Baxter's Rights. Alliance hereby acknowledges that it does not have, and shall not acquire by virtue of this Agreement, any rights to or under any goodwill, trademark, tradename, copyright, patent or other intellectual property of Baxter, nor in any of Baxter' s trademarks or tradenames appearing on the label or packaging materials of the Product, unless such rights are explicitly granted to Alliance by Baxter. Alliance agrees to do nothing by act or omission which would impair Baxter's or its Affiliates' rights, ownership and title in the aforementioned.

        9.3 Infringement. Each party shall immediately report in writing to the other party upon being acquainted through any source whatsoever of any and all infringements or threatened infringements of the tradenames or trademarks owned by such other party appearing on the labels and packaging materials of the Product, and any attempt on the part of anyone to register, copy, infringe upon or imitate such trademarks or tradenames, and if required by such party, the notifying party will, at the other party's sole expense, take such steps as the other party may deem advisable against the infringement or otherwise for the protection of the other party's rights.

                                    ARTICLE X
                                 CONFIDENTIALITY

      10.1 Nondisclosure. Alliance and PFC realize that some information received by one party from the other pursuant to this Agreement will be confidential. It is therefore agreed that any information received by one party from the other which is in writing, or reduced to writing within thirty (30) days of the date of disclosure, and designated as "Confidential," shall not during or for a period of five (5) years after the term of this Agreement be (i) disclosed by the receiving party to any third party, except to the extent that
(A) such third party is an employee, agent, representative, consultant of or to Baxter, Alliance, PFC or their Affiliates or is contemplating investing in PFC or Alliance, (B) such third party has agreed in writing to abide to these confidentiality obligations and (C) such third party has a need to know such information in order for the parties to perform their obligations under this Agreement, or (ii) used by the receiving party for purposes other than those contemplated by this Agreement.

      10.2 Permitted Disclosure. Nothing in this Agreement shall prevent the receiving party from disclosing any such information: (i) which is or becomes publicly known through no fault of the receiving party; (ii) which the receiving party rightfully had in its possession prior to the disclosure to the receiving party or is independently developed by the receiving party, in either case, as evidenced by written documentation; (iii) which the receiving party lawfully obtained without restriction from a third party with no secrecy or confidentiality obligation to the disclosing party; (iv) which is approved in writing by the disclosing party for disclosure by the receiving party; or (v) which is disclosed pursuant to court order or as otherwise compelled by law.

                                   ARTICLE XI
                               MISCELLANEOUS TERMS

      11.1 Compliance With Laws. Each party shall comply in all material respects with, and shall not be in material violation of, any valid, applicable, international, national, state or local statues, laws, ordinances, rules, regulations, or other governmental orders ("Laws") of any country in which the Product is either manufactured or sold which affect the manufacture, processing, packaging, shipment, or storage of the Product; provided that Alliance shall only be required to comply in all material respects with those Laws of countries other than the United States upon specific written notice by PFC of such Laws and inclusion in the Specifications, if applicable.

      11.2 Injunctive Relief. Both parties hereto acknowledge that a breach of this Agreement may give rise to irreparable injury to the non-breaching party and acknowledge that remedies other than injunctive relief may not be adequate. Accordingly, both parties have the right to equitable and injunctive relief to prevent or enjoin violations of this Agreement.

      11.3 Right of Set Off. Alliance shall be entitled at all times to set off any amount owing from PFC or any of its Affiliates to Alliance against any amount due or owing from PFC.

      11.4 Relationship of Parties. The relationship between Alliance and PFC is that of vendor and vendee and under no circumstances shall either party, its agents, employees or representatives, be deemed agents, employees or representatives of the other party, or have the right to enter into any contracts or commitments in the name of or on behalf of the other party in any respect.

      11.5 Governing Law and Jurisdiction. All aspects this Agreement, and the contract embodied herein, including, but not limited to, its validity, formation, content, performance or nonperformance, breach, damages and construction, shall be governed by the internal laws of the State of Illinois, excluding its conflicts of law provisions.

      11.6 Entire Agreement; Parol Evidence; Amendment. This Agreement, the Exhibits attached hereto and the other agreements referenced in this Agreement constitute the entire

Agreement between the parties and supersede all written and oral agreements between the parties regarding the subject matter hereof, and are intended as a complete and exclusive statement of the terms of their agreement. This Agreement may not be released, discharged, charged, amended or modified except by an instrument in writing signed by a duly authorized representative of each of the parties.

      11.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any provision of this Agreement.

      11.8 Attorneys' Fees. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

      11.9 No Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and not for any other person, except as specifically provided herein.

      11.10 Severability. In any provision or provisions of this Agreement is found to be invalid by any court, the invalidity of such provision or provisions shall not affect the validity of the remaining provisions hereof.

      11.11 Notices. Any notice, request, instruction or other document deemed by PFC or Alliance to be necessary or desirable to be given to the other party hereto shall be in writing and shall be telefaxed, delivered by messenger, air courier (such as Federal Express, DHL or UPS), or mailed by certified mail, postage prepaid, to the following addresses:

                 If to PFC:        Baxter Healthcare Corporation
                                   Route 120 & Wilson Road
                                   Round Lake, Illinois  60073
                                   Attention: General Manager, Global Anesthesia
                                   Facsimile: (847) 270-2016

                 with a copy to:   Baxter Healthcare Corporation
                                   One Baxter Parkway
                                   Deerfield, IL 60015
                                   Attention: General Counsel
                                   Facsimile: (847) 948-2450

                 with a copy to:   Gibson, Dunn & Crutcher LLP
                                   4 Park Plaza, Suite 1700
                                   Irvine, CA  92614-8557
                                   Attention: Thomas D. Magill, Esq.
                                   Facsimile: (949) 451-4220

                 If to Alliance:   Alliance Pharmaceutical Corp.
                                   6175 Lusk Boulevard
                                   San Diego, CA 92121
                                   Attention: Theodore D. Roth
                                              President and Chief
                                              Operating Officer
                                              Lloyd A. Rowland
                                              Vice President and General Counsel
                                   Facsimile: (858) 410-5306

                 with a copy to:   Stroock & Stroock & Lavan LLP
                                   180 Maiden Lane
                                   New York, NY  10038
                                   Attention: Melvin Epstein, Esq.
                                   Facsimile: (212) 806-6006

      11.12 Assignment. Alliance may assign or delegate any of its rights, obligations or interests under this Agreement only upon obtaining the prior written consent of Baxter. PFC may assign or delegate any of its rights, obligations or interests under this Agreement (except PFC's obligation for payment of the transfer price) to all persons or entities which repurchase the Product directly from PFC.

      11.13 Force Majeure. No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of the parties, including but not limited to the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the party in question; act of God, acts or omissions of any government or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrument thereof; fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strikes, or lockouts.

      11.14 Survivability. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Article X shall survive the termination or expiration of this Agreement, as the case may be.

      11.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

                             [Signatures to follow.]

      IN WITNESS THEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Alliance Pharmaceutical Corp.:          PFC Therapeutics, LLC:


By: _____________________________       By: ____________________________________

Name: ___________________________       Name:  _________________________________

Title: __________________________       Title:  ________________________________

                                   EXHIBIT AA

      The price of Product *                        .

      *